Exhibit 10.1

Applied DNA Sciences, Inc.

Via Email

To: Dr. James Hayward

Date: March 2, 2021

Dear Dr. Hayward,

As you are aware, you are currently eligible to earn certain performance bonuses if you are continuously employed through the achievement by Applied DNA Sciences, Inc. (the “Company”) of certain performance goals. The current aggregate amount of such bonuses is $816,840 (the “Total Bonus”). In recognition of your contributions to the Company, the Company desires to accelerate the payment of $566,840 of your Total Bonus, which will be paid to you within 45 days of your execution of this letter agreement. In exchange for this accelerated bonus payment, you have agreed to waive your opportunity to earn any remaining portion of the Total Bonus.

This letter agreement contains the entire agreement between you and the Company concerning the Total Bonus, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect thereto, including without limitation those certain performance bonus agreements dated December 27, 2018 and December 5, 2019.

The bonus payment hereunder is intended to be exempt from Section 409A of the Internal Revenue Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the payment hereunder.

This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement. The counterparts of this letter agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the parties and the receiving parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

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To confirm your agreement with the foregoing, please countersign this letter agreement in the space below provided.

APPLIED DNA SCIENCES, INC.

By:
Name:BETH JANTZEN, CFO
Title:

Accepted and agreed:

DR. JAMES HAYWARD
DATE: